STOCK PURCHASE AGREEMENT

  	This Stock Purchase Agreement (the "Agreement"), dated as of the 30th day of May, 1997, is made by and between Quadrax Corporation
 ("Quadrax"), a Delaware corporation, located at 300 High Point Avenue, Portsmouth, Rhode Island, and Robert K. Cole ("Cole"), an individual residing at 63025 O.B. Riley Road #20, Bend, Oregon 97701.

WITNESSETH:

	WHEREAS, Quadrax owns all of the outstanding shares (the
"Shares") of common stock of Lion Golf of Oregon, Inc. ("Lion") and of McManis Sports Associates, Inc. ("McManis"); and

	WHEREAS, based upon the representations, agreements and warranties herein made by Quadrax and subject to the terms and conditions contained in this Agreement, Cole wishes to acquire all of the Shares from Quadrax; and

	WHEREAS, based upon the representations, agreements and warranties herein made by Cole and subject to the terms and conditions contained in this Agreement, Quadrax wishes to sell all of the Shares to Cole;

	NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                        ARTICLE 1
                PURCHASE AND SALE OF THE SHARES

	1.1	Purchase and Sale of the Shares.  Subject to the terms and
conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Cole will purchase and Quadrax will sell, convey, transfer, make available to, assign and deliver to Cole all of the Shares.

	1.2	Further Assurances.  The parties hereto each agree that at
any time, or from time to time, as and when requested by any other party, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered, all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as the requesting party, or its successors and assigns, may reasonably deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights referred to in this Article 1, or otherwise to carry out the intent and purposes of any of the transactions contemplated by this Agreement.

	1.3	Purchase Price.  At the Closing (as hereinafter defined),
the Purchase Price for the Shares shall consist of the following:

	(a)	Assumption and Indemnification of Debts and Liabilities.
Cole shall cause any debts or liabilities of Lion which Quadrax was liable for prior to the Closing or may become liable for following the Closing, including, without limitation, any guarantee by Quadrax of any Lion indebtedness to Bank of the Cascades, to be assumed by Lion and Cole shall cause Lion to fully indemnify and hold harmless Quadrax for any debts or liabilities attributable to Lion for which Quadrax may be held liable following the Closing. Quadrax shall indemnify and hold harmless Cole, Lion and McManis from and against any of the following potential liabilities of McManis: (A) any sums due Rob Campbell pursuant to the settlement of the Campbell v. Quadrax and McManis lawsuit, (B) any sums due Ronald Hess on account of this ownership of redeemable preferred stock of McManis and (C) any sums due Pitney Bowes in respect of an allegedly missing postage meter.
Cole shall assume all risk of amounts due Richard Gipe in connection with the liquidation of former McManis inventory up to a maximum of $25,000.

	(b)	Cancellation of Promissory Note.  On the Closing Date,
Cole shall cancel any and all right, title and interest he has in that certain unsecured non-interest bearing earn-out note by Quadrax in favor of Cole in the aggregate amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), dated December 29, 1995, relating to profits in Lion.

	(c)	Release from Certain Obligations.  Cole shall cause Lion
to release Quadrax from any obligation to pay Lion for $21,673.50 worth of goods Quadrax purchased from Lion referenced in Lion invoice numbers 43065, 43115, 43115, 43066 and 43486, which is the entire aggregate amount of such invoices.

	(d)	Royalties.  Cole shall cause Lion and McManis to pay to
Quadrax a royalty of $.01 per golf club component or finished club in Lion's inventory as of the Closing Date other than the putter heads and golf clubs described in Section 1.3(e) which bears Quadrax' design or trademark, including the trademarks "Quadrax" and "Quad-Force" (collectively, the "Trademarks"). Such Trademarks shall always be clearly identified as "Trademarks of Quadrax Corporation". Such royalty will be due and payable on the tenth day following the end of the applicable quarter in which such inventory is actually sold. Cole also agrees that Lion and McManis:

	(i)  	will not reorder any items from and after the Closing Date
which bear the Trademarks;

	(ii)	will sell clubs or component parts bearing the Trademarks
only to other resellers; and

	(iii)	will inform its customers of the proper marking of the
Trademarks of Quadrax Corporation and will use its best efforts to enforce its customers' compliance with such proper marking.

	(e)	Inventory from Lion.  Cole shall cause Lion to deliver to
Quadrax the following items from Lion within 10 days after the Closing Date at shipping expense to be shared equally by Cole and Quadrax:

	(i)  	One thousand thirty-eight (1,038) putter heads;

	(ii) 	One hundred (100) Quadrax staff bags;

	(iii)	Sixty (60) sets (3 through sand wedge) Quadrax finished
       irons;

	(iv) 	Sixty-five (65) sets (2 through pitching wedge) Quadrax
       finished irons; and

	(v) 	Five (5) sets (3 through pitching wedge) Quadrax finished
      irons.

  	Upon receipt of the foregoing items, Quadrax shall make no further claims against Lion for money otherwise owed to Quadrax as of the Closing Date.

                             ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF QUADRAX

 	Quadrax represents and warrants that Quadrax owns all of the Shares, free and clear of all agreements, charges, options, liens, security interests, pledges, claims, restrictions and encumbrances of any nature whatsoever created or suffered by Quadrax. Quadrax represents and warrants that it is authorized to sell or otherwise transfer the Shares to Cole. Quadrax represents and warrants that while it owned the Shares, no liabilities or obligations not reflected in the income statement and balance sheet of each of Lion and McManis at April 30, 1997, which are attached hereto as Exhibit A, were incurred and that any obligation or liability incurred since the date of such financial statements were incurred in the ordinary scope of Lion's and McManis' business, other than as expressly stated in
Section 1.3(a).

                           ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF COLE

 	Cole represents and warrants that Cole has knowledge of the businesses of both Lion and McManis as a result of Cole's having been the Chief Executive Officer of Lion and McManis continuously since December 1995 and he has sufficient experience in business and financial matters generally to meaningfully evaluate the merits and risks of the purchase and acquisition of the Shares for the consideration as contemplated hereby. Cole acknowledges that the Shares he will acquire from Quadrax were issued by Lion and McManis without registration or qualification or other filings being made under the Securities Act of 1933, as amended, or the securities or "Blue Sky" laws of any state, in reliance upon specific exemptions therefrom, and in furtherance thereof Cole represents that the Shares to be received by him will be taken for his own account for investment, with no present intention of a distribution or disposition thereof to others.

                               ARTICLE 4

                        COVENANTS OF QUADRAX

  	Quadrax covenants with Cole that, except as otherwise consented to in writing by Cole after the date of this Agreement:

  	4.1	Release.  If all of the covenants under this Agreement to
be performed by Cole are performed, all of the conditions set forth in
Article 6 to this Agreement are satisfied, and Cole's representations and warranties contained herein are not breached, Quadrax, its directors, officers, employees, affiliates, successors, assigns and administrators, and their respective successors and assigns, as the case may be, shall release Cole, his immediate family members, heirs, executors, administrators, successors and assigns, Lion and McManis and their respective successors and assigns, as the case may be, from any and all actions, causes of action, claims, potential claims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, known or unknown, liquidated or unliquidated, whether presently in existence or which may arise in the future, in law, admiralty or equity, either ex contract or ex delicto, which against Cole, Lion or McManis Quadrax ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement.

  	4.2	Cause Conditions to be Satisfied.  Quadrax will use its
best efforts to cause all of the conditions described in Article 7 to be satisfied.

  	4.3 	Compliance with Laws.  Quadrax will duly comply with all
applicable laws as may be required for the valid and effective performance of this Agreement.

  	4.4	Lion Employees.  Quadrax shall permit all Lion employees,
with the exception of Cole, that hold vested options to purchase shares of Quadrax Common Stock at an exercise price of $.68 per share to exercise such options within six (6) months following the Closing Date, at which time such options will be cancelled. Lion employees that exercise options shall be required to pay the purchase price for the shares of Quadrax Common Stock by certified check only.

  	4.5	401(k) Employee Benefit Plan.  Lion employees that are
participants in the Quadrax 401(k) Employee Benefit Plan (the "Plan") will no longer be eligible to make further contributions to the Plan from and after the Closing Date, but that they may continue to have their present balances administrated under the Plan, and will not be required to rollover existing balances to any other plan or account.



                            ARTICLE 5

                         COVENANTS OF COLE

 	Cole covenants with Quadrax that, except as otherwise consented to in writing by Quadrax after the date of this Agreement:

  	5.1	Release.  If all of the covenants under this Agreement to
be performed by Quadrax are performed, all of the conditions set forth in Article 7 to this Agreement are satisfied, and Quadrax' representations and warranties contained herein are not breached, Cole, his immediate family members, heirs, executors, administrators, successors and assigns, and their respective successors and assigns, as the case may be, shall release Quadrax, its directors, officers, employees, affiliates, shareholders, successors, assigns and administrators and their successors and assigns, as the case may be, from any and all actions, causes of action, claims, potential claims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, known or unknown, liquidated or unliquidated, whether presently in existence or which may arise in the future, in law, admiralty or equity, either ex contract or ex delicto, which against Quadrax, Cole ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement.

  	5.2	Cancellation of Cole Options.  Cole shall return or cancel
the vested stock options he holds to purchase 100,000 shares of Quadrax Common Stock on the Closing Date. Such return or cancellation shall constitute the repayment in full as between Cole and Quadrax of the $90,000.00 Quadrax advanced to Lion on February 19, 1997 for the purpose of reducing the Bank of the Cascades loan principal balance.

  	5.3	Cause Conditions to be Satisfied.  Cole will use his best
efforts to cause all of the conditions described in Article 6 to be satisfied.

  	5.4 	Compliance with Laws.  Cole will duly comply with all
applicable laws as may be required for the valid and effective performance of this Agreement.

  	5.5	Publicity.  Cole agrees that he, Lion and McManis each
will not communicate or disclose the purchase price or other principal terms of this transaction to anyone unless Quadrax has given its prior written consent to such communication or disclosure, except as required by court order or to Cole's counsel or accountant for the purpose of preparing tax returns for Cole, Lion or McManis.

  	5.6	Audit and Financial Statements.  Cole agrees that he will
cause Lion and McManis to effect a complete financial closing (the "Financial Closings") of each of their accounting records as of May
31, 1997.   The Financial Closings shall yield a complete Statement of
Operations, Balance Sheet and detailed Trial Balance for both Lion and McManis as of May 31, 1997. The Financial Closings shall be completed in three to five business days and reported on the same basis as current practice and to the reasonable satisfaction of Quadrax'
Finance Department in accordance with current practice. Cole will not include any of the costs, expenses or liabilities he incurred in his purchase of the Shares pursuant to this Agreement in the Financial Closings.

  	5.7	Payment of Employee Related Expenses.  On the Closing
Date, Cole shall provide evidence to Quadrax, such as bank statements or cancelled checks, that up to and including the Closing Date, all employee salaries, payroll taxes and payroll trust money has been paid in full by both Lion and McManis.

  	5.8	Insurance.  Cole agrees and acknowledges that Quadrax will
be removing Lion and McManis from its corporate property and liability insurance packages as of the Closing Date. Cole agrees it is his sole responsibility to ensure Lion and McManis have adequate insurance coverage beginning on the Closing Date.

	  5.9	Information.  Cole shall cause Lion and McManis to provide
Quadrax and its respective officers, accountants, counsel and other representatives, including any governmental or regulatory agency which wishes to inspect or audit the Lion or McManis financial records, full access, during working hours on business days, to the records, accounts, facilities and personnel of Lion and McManis which shall be preserved for a period of six years from the Closing Date.

                             ARTICLE 6

             CONDITIONS TO THE OBLIGATIONS OF QUADRAX

 	Unless waived by Quadrax in writing in its sole discretion, all obligations of Quadrax under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

  	6.1	Representations, Warranties and Covenants.  The
representations and warranties of Cole contained in Article 3 of this Agreement shall be true at and as of the Closing Date, and shall be deemed made again at and as of such date and be true as so made again; Cole shall have perfumed all obligations and complied with all covenants required by this Agreement to be performed or complied with by him on or prior to the Closing, including those set forth in Articles 1 and 5 of this Agreement; and Quadrax shall have received from Cole a certificate signed by Cole and dated the date of the Closing to the foregoing effect.

                              ARTICLE 7

                CONDITIONS TO THE OBLIGATIONS OF COLE

  	Unless waived by Cole in writing in his sole discretion, all obligations of Cole under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

  	7.1	Representations, Warranties and Covenants.  The
representations and warranties of Quadrax contained in Article 2 of this Agreement shall be true at and as of the Closing Date, and shall be deemed made again at and as of such date and be true as so made again; Quadrax shall have perfumed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, including those set forth in
Article 4 of this Agreement; and Cole shall have received from Quadrax a certificate signed by Quadrax and dated the date of the Closing to the foregoing effect.

                            ARTICLE 8

                              CLOSING

 	The "Closing" shall be held on the "Closing Date", which shall take place as soon as possible after the execution of this Agreement, but no later than June 15, 1997, subject to mutually agreed on extensions. The Closing shall be held at the offices of Robins, Kaplan, Miller & Ciresi, L.L.P., or at such other place as Quadrax and Cole may agree.

  	At the Closing, Quadrax shall deliver to Cole the following:

 	(i)  	Stock Certificates representing the Shares;

 	(ii) 	Closing Certificate as set forth in Section 7.1; and

 	(iii)	Original minute books of Lion and McManis.

	At the Closing, Cole shall deliver to Quadrax the following:

 	(i)  	Closing Certificate as set forth in Section 6.1;

 	(ii) 	The original Note referred to in Section 1.3(b);

 	(iii)	Cole's Option Certificate described in Section 5.2; and

 	(iv) 	Evidence of payment of Employee Related Expenses described
        in Section 5.7.

                          ARTICLE 9

                           NOTICES

  	All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and (a) if to Quadrax, shall be addressed to James J. Palermo, Quadrax Corporation, 300 High Point Avenue, Portsmouth, Rhode Island 02871, with a copy to Joseph A. Smith, Epstein Becker & Green, P.C., 250 Park Avenue, 12th Floor, New York, New York 10177; and (b) if to Cole, to Robert K. Cole at 63025 O.B. Riley Road #20, Bend, Oregon 97701, with a copy to David
C. Veis, Robins, Kaplan, Miller & Ciresi L.L.P., Suite 3700, 2049 Century Park East, Los Angeles, California 90067-3283.

  	All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, or delivered by a recognized overnight courier service, or personally, and shall be sufficient and effective when delivered to or received at the address so specified. Any party may change the address at which it is to receive notice by written notice to the other.

                         ARTICLE 10

                     TERMINATION, AMENDMENT AND WAIVER

  	10.1	Termination.  This Agreement may be terminated at any time
prior to the Closing Date by mutual written consent of Quadrax and Cole.

  	10.2	Effect of Termination.  In the event of termination of
this Agreement, this Agreement shall forthwith become void and there shall be no further liability on the part of Quadrax or Cole or Quadrax' officers and directors (except if such termination arises out of a material breach by the non-terminating party of any of its representations, warranties, covenants or other agreements herein).

  	10.3	Amendment, Extension and Waiver.  At any time prior to the
Closing Date, Quadrax and Cole may amend this Agreement to the extent permitted by law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Any agreement on the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                               ARTICLE 11

                         ENTIRE AGREEMENT

  	This Agreement (including the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement and supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

                                ARTICLE 12

                                   GENERAL

  	The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto. This Agreement may not be assigned by any party hereto without the consent of all other parties hereto. This Agreement shall be construed in accordance with and governed by, the laws of the State of Rhode Island. In the event of a dispute or controversy under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees. Venue for disputes hereunder shall be in the federal or state court having jurisdiction over Newport County, Rhode Island.


  	IN WITNESS WHEREOF, Quadrax and Cole have caused this Agreement to be duly executed as of the date first above written.




        QUADRAX CORPORATION


      By:_/s/ James J. Palermo
              James J. Palermo, President


         /s/ Robert K. Cole
             Robert K. Cole